As filed with the Securities and Exchange Commission on April 16, 1999
                                               Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               ALLTEL Corporation
             (Exact name of registrant as specified in its charter)

Delaware                                                     34-0868285
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification No.)

                  One Allied Drive, Little Rock, Arkansas 72202
                                 (501) 905-8000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Francis X. Frantz
                    Executive Vice President-External Affairs
                                One Allied Drive
                           Little Rock, Arkansas 72202
                                 (501) 905-8111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            CALCULATION OF REGISTRATION FEE
-------------   ------------ ---------------  ---------------   ----------------
  Title                        Proposed         Proposed
of Shares         Amount        Maximum          Maximum            Amount
  To be           To be       Aggregate Price    Aggregate           of
Registered(1)   Registered     per Share(2)    Offering Price   Registration Fee
-------------   ------------  ---------------  --------------   ----------------
Common Stock,
$1 Par Value     5,499,997      $67.94          $373,669,796       $103,880
-------------   ------------  ---------------  --------------   ----------------

(1) Rights to purchase Series K Preferred Stock of ALLTEL are attached to and trade with the ALLTEL Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low sales prices of a share of ALLTEL Common Stock on April 9, 1999 as reported by the New York Stock Exchange.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated April 16, 1999

PROSPECTUS
                                5,499,997 Shares

                               ALLTEL CORPORATION

                                  Common Stock

         The 5,499,997 shares of ALLTEL common stock covered by this prospectus are all being offered for the account of the shareholders listed on page 3. We will not receive any proceeds from any sales of these securities.

         Each of the selling shareholders may offer and sell from time to time shares of ALLTEL common stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The price to public and the net proceeds to the selling shareholders from the sale of the shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made.

         ALLTEL common stock trades on the New York Stock Exchange under the symbol "AT." On April ____, 1999, the last closing price of ALLTEL common stock on the New York Stock Exchange was $_________ per share.

                        --------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         No person is authorized in connection with any offering of the shares to give any information or to give any representation not contained in this prospectus, and you should not rely on any such information or representation as having been authorized by ALLTEL or any selling shareholder. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.


                   This Prospectus is dated April ____, 1999.

                               ALLTEL CORPORATION

         ALLTEL is an information technology company that provides wireline and wireless communications and information services. ALLTEL provides wireline local, long-distance, network access and internet services, wireless communications, wide-area paging service and information management services and software. ALLTEL also sells telecommunications products and publishes telephone directories for its affiliates and other telephone companies. ALLTEL's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, and its telephone number is (501) 905-8000

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information ALLTEL files with the SEC in the future will automatically update and supersede information contained in this prospectus. We incorporate by reference ALLTEL Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed on March 26, 1999, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering.

         ALLTEL will provide free copies of any of those documents, if you write or telephone us at:

                               Investor Relations
                                One Allied Drive
                          Little Rock, Arkansas 72202
                            Telephone (501) 905-8999

                             AVAILABLE INFORMATION

         We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described below.

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

                                USE OF PROCEEDS

         All of the shares of ALLTEL common stock covered by this prospectus are being offered for the account of the selling shareholders listed below.
We will not receive any proceeds from the offering.

                              SELLING SHAREHOLDERS

         All of the 5,499,997 shares of ALLTEL common stock covered by this prospectus are being offered for the account of the following selling shareholders:

                              Milton Stewart, Jr.
                       Jeb M. Stewart Trust, dated 1/6/90
                     Jeb Stewart Irrevocable Trust No. Two
                        Jill Stewart Trust, dated 1/6/90
                 Carolyn Jill Stewart Irrevocable Trust No. Two
                              Stewart Partners LP
                                 Kay S. Swanson
                    Christopher Swanson Trust, dated 5/9/90
                   Sabrina Swanson Mixon Trust, dated 5/9/90
                      Stewart Swanson Trust, dated 5/9/90

         Prior to January 6, 1999, the selling shareholders were the sole shareholders of Standard Group, Inc., a Georgia corporation. On January 6, 1999, we completed a merger with Standard Group, Inc. In the merger, we issued 5,499,997 shares of ALLTEL common stock to the selling shareholders in exchange for all of the outstanding shares of capital stock of Standard Group, Inc. Except for the merger, none of the selling shareholders has held any position or office or has had a material relationship with ALLTEL or any of its affiliates within the past three years.

         In connection with the merger, we have agreed to, among other things, file the registration statement of which this prospectus is a part with the SEC to register the shares of ALLTEL common stock issued in the merger. The agreement of merger relating to the merger provides that we are to pay all registration expenses incurred in connection with this registration and the selling shareholders are to pay all selling commissions, underwriting discounts and disbursements, transfer taxes and fees and expenses of separate counsel applicable to their sale of shares of ALLTEL common stock issued in the merger. The agreement of merger also provides that we are to use our reasonable best efforts to maintain the effectiveness of this registration statement until the earlier of April ____, 2001 or the date each of the selling shareholders' shares of ALLTEL common stock acquired in the merger become transferable without registration in one transaction in accordance with Rule 144 of the Securities Act of 1933.

         The following table sets forth the number of shares of ALLTEL common stock held by each selling shareholder prior to the offering and the number of shares to be offered for the selling shareholder's account pursuant to this prospectus.

                                                                Number of Shares
                                      Number of Shares            that May Be
                                       Held Prior to            Offered Pursuant
    Name of Selling Shareholder        this Offering            to this Offering

Milton Stewart, Jr.                         2,415,105                  2,415,105

Jeb M. Stewart Trust, dated 1/6/90             27,610                     27,610

Jeb Stewart Irrevocable Trust No.              47,987                     47,987
Two

Jill Stewart Trust, dated 1/6/90               27,610                     27,610

Carolyn Jill Stewart Irrevocable               47,987                     47,987
Trust No. Two

Stewart Partners LP                           183,700                    183,700

Kay S. Swanson                              2,589,009                  2,589,009

Christopher Swanson Trust, dated               53,663                     53,663
5/9/90

Sabrina Swanson Mixon Trust, dated             53,663                     53,663
5/9/90

Stewart Swanson Trust, dated 5/9/90            53,663                     53,663
                                            ---------                  ---------
Total                                       5,499,997                  5,499,997


                              PLAN OF DISTRIBUTION

         The selling shareholders may effect the distribution of the shares in one or more transactions that may take place through the New York Stock Exchange, including block trades or ordinary broker's transactions, or through privately negotiated transactions, an underwritten offering, or a combination of any such methods of sale. Sales of the shares will be made at market prices prevailing at the time of sale or at negotiated prices. Selling shareholders may pay usual and customary or specifically negotiated brokerage fees or commissions in connection with such sales. We have agreed to bear certain costs associated with selling the shares of approximately $109,880.

         The aggregate proceeds to the selling shareholders from the sale of the shares will be the purchase price of the ALLTEL common stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. The selling shareholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                 LEGAL OPINIONS

         Kutak Rock will provide ALLTEL with an opinion that the shares being offered in this prospectus are legally and validly issued. Certain partners of Kutak Rock beneficially owned as of April 1, 1999 8,750 shares of ALLTEL common stock.

                                    EXPERTS

         The consolidated financial statements of ALLTEL as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in ALLTEL's 1998 Form 10-K (as amended by Form 10-K/A filed on March 26, 1999) and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports. The consolidated financial statements of ALLTEL include the financial statements of 360(degree) Communications Company as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, which were filed with ALLTEL's Report on Form 8-K/A dated September 2, 1998 and which have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in ALLTEL's 1998 Form 10-K. As to certain equity investees of 360(degree) Communications Company (GTE Mobilnet of South Texas Limited Partnership, New York SMSA Limited Partnership, Orlando SMSA Limited Partnership and Chicago MSA Limited Partnership) such report is based in part on the reports of other independent auditors. The financial statements of 360(degree) Communications Company referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Securities and Exchange Commission Filing Fee.      $103,880
            Counsel Fees and Expenses.                             4,000
            Miscellaneous Expenses.                                2,000
            Total                                               $109,880

Item 15.    Indemnification of Directors and Officers.

         Article VII of the Amended and Restated Certificate of Incorporation of ALLTEL (the "Certificate") provides for the indemnification of directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively. Article VII of the Certificate also requires ALLTEL, to the fullest extent expressly authorized by Section 145 of the Delaware General Corporation Law, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

         In addition, as permitted under the Delaware General Corporation Law, ALLTEL has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, ALLTEL will indemnify its directors and officers to the fullest extent permitted or authorized by the Delaware General Corporation Law, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of ALLTEL's directors and officers liability and company reimbursement insurance policy, directors and officers of ALLTEL are insured against certain liabilities, including liabilities arising under the Securities Act of 1933. ALLTEL will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits, or dishonesty; provided, however, that ALLTEL's obligations will be satisfied to the extent of any reimbursement under such insurance. The Delaware General Corporation Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The Delaware General Corporation Law permits a corporation to indemnify a director, officer, employee, or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Delaware

General Corporation Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

         The Certificate provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time. Under the Certificate, any expansion of the protection afforded directors, officers, employees, or agents by the Delaware General Corporation Law will automatically extend to ALLTEL's directors, officers, employees, or agents, as the case may be.

         The selling shareholders have agreed to indemnify the Registrant's directors, its officers who signed the registration statement, and its controlling persons against certain liabilities that might arise under the Securities Act of 1933 from information furnished to the Registrant by or on behalf of any such indemnifying party.

Item 16.          Exhibits.

       5          -      Opinion of Kutak Rock

       23(a)      -      Consent of Arthur Andersen LLP

       23(b)      -      Consent of Ernst & Young LLP.

       23(c)      -      Consent of Arthur Andersen LLP.

       23(d)      -      Consent of Arthur Andersen LLP.

       23(e)      -      Consent of PricewaterhouseCoopers LLP.

       23(f)      -      Consent of PricewaterhouseCooper LLP.

       23(g)      -      Consent of counsel is contained in Opinion of
                         Counsel filed as Exhibit 5.

       24(a)      -      Powers of Attorney.


Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in this registration statement); provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 16 of April, 1999.

                                       ALLTEL CORPORATION

                                       By  *JOE T. FORD
                                       ----------------
                                      (Joe T. Ford, Chairman
                                      and Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 16 of April, 1999.


         Signature                                     Title
         ---------                                     -----

     *JOE T. FORD                            Chairman, Chief Executive Officer,
     --------------------------              and Director
     (Joe T. Ford)

     *DENNIS E. FOSTER                       Vice Chairman and Director
     --------------------------
     (Dennis E. Foster)

     *SCOTT T. FORD                          President, Chief Operating Officer,
     ------------------------------          and Director
     (Scott T. Ford)

     *DENNIS J. FERRA                        Senior Vice President and Chief
     ------------------------------          Administrative Officer
     (Dennis J. Ferra)                       (Principal Financial Officer)

     *JEFFERY R. GARDNER                     Senior Vice President- Finance and
     -----------------------------           Treasurer
     (Jeffery R. Gardner)                    (Principal Accounting Officer)

     *JOHN R. BELK                           Director
     ------------------------------
     (John R. Belk)

     *LAWRENCE L. GELLERSTEDT, III            Director
     ------------------------------
     (Lawrence L. Gellerstedt, III)

     *CHARLES H. GOODMAN                      Director
     ------------------------------
     (Charles H. Goodman)

     *MICHAEL HOOKER                          Director
     ------------------------------
     (Michael Hooker)

     *W. W. JOHNSON                           Director
     ------------------------------
     (W. W. Johnson)

     *EMON A. MAHONY, JR.                     Director
     ------------------------------
     (Emon A. Mahony, Jr.)

     *JOHN P. MCCONNELL                       Director
     ------------------------------
     (John P. McConnell)

     *JOSIE C. NATORI                         Director
     ------------------------------
     (Josie C. Natori)

     *FRANK E. REED                           Director
     ------------------------------
     (Frank E. Reed)

     *RONALD TOWNSEND                         Director
     ------------------------------
     (Ronald Townsend)

     *WILLIAM H. ZIMMER, JR.                  Director
     ------------------------------
     (William H. Zimmer, Jr.)


     *BY /s/Francis X. Frantz
     ------------------------------
     (Francis X. Frantz, Attorney-in-Fact)

EXHIBIT INDEX

 Official Exhibit
        No.
                                    Description
-------------------   ----------------------------------------------------------

          5           Opinion of Kutak Rock as to the legality of the Securities to be issued.
        23(a)         Consent of Arthur Andersen LLP, Independent Public
                      Accountants.
        23(b)         Consent of Ernst & Young LLP.
        23(c)         Consent of Arthur Andersen LLP.
        23(d)         Consent of Arthur Andersen LLP.
        23(e)         Consent of PricewaterhouseCoopers LLP.
        23(f)         Consent of PricewaterhouseCoopers LLP.
        23(g)         Consent of Counsel is contained in Opinion of Counsel
                      filed as Exhibit 5.
        24(a)         Powers of Attorney.